News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

PROCTER & GAMBLE ANNOUNCES CFO TRANSITION
Jon Moeller Continues as Vice Chair and COO, Andre Schulten Appointed CFO Beginning March 2021

CINCINNATI – December 9, 2020 – The Procter & Gamble Company (NYSE: PG) announced today the following organization changes will become effective March 1, 2021.

•
Andre Schulten, currently Senior Vice President–Baby Care, North America, has been elected Chief Financial Officer, succeeding Jon Moeller in that capacity. Mr. Schulten will report to David Taylor, Chairman of the Board, President and Chief Executive Officer.

•	Mr. Moeller retains his role as Vice Chairman and Chief Operating Officer, leading P&G’s Enterprise Markets and a broad range of functional and operations areas.

“Andre is well equipped to take on this role, with a distinguished career in Finance & Accounting as well as critical business leadership recently leading North America Baby Care,” commented David Taylor, P&G’s Chairman of the Board, President and Chief Executive Officer. “He is a strong and decisive leader, with an innate ability to rally an organization behind a compelling vision.”

Regarding Mr. Moeller, Taylor continued: “Over the course of 12 years, Jon has been key in creating a focused, winning strategy and a bold Company transformation that is delivering for our consumers and shareholders today. We will continue to benefit from his leadership as Chief Operating Officer and his focus on delivering balanced growth and value creation.”

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at www.pg.com/news.

P&G Media Contact:
Jennifer Corso, +1-513-983-2570

P&G Investor Relations Contact:
John Chevalier, +1-513-983-9974

Category: PG-IR